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                                TRUSTFUNDS INDEX FUNDS


                      WRITTEN INSTRUMENT AMENDING THE AGREEMENT
                               AND DECLARATION OF TRUST


    The undersigned, being at least a majority of the Trustees of TrustFunds Index Funds, a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated March 6, 1985 (the "Declaration of Trust"), and being authorized by the Unitholders of said Trust to effect this amendment, do hereby amend pursuant to Article IX,
Section 7 of the Declaration of Trust, effective upon the signing of this instrument, the Declaration of Trust as follows:

    Article III, Section 1, is hereby amended in the entirety to read as follows:


                                     ARTICLE III

                                        Shares

Division of Beneficial Interest

    Section 1. The Shares of the Trust shall be issued in one or more series as the Trustees may, without shareholder approval, authorize. Each series shall be preferred over all other series in respect of the assets allocated to that series. The beneficial interest in each series shall at all times be divided into Shares, without par value, each of which shall represent an equal proportionate interest in the series with each other Share of the same series, none having priority or preference over another. Each series shall be represented by one or more classes of Shares, with each class possessing such rights (including, notwithstanding any contrary provisions herein, voting rights) as the Trustees may, without shareholder approval authorize. The number of Shares authorized shall be unlimited, and the Shares so authorized may be represented in part by fractional shares. The Trustees may from time to time divide or combine the Shares of any series or class into a greater or lesser number without thereby changing the proportionate beneficial interests in the series or class.

    This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

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    IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swear that the foregoing is their free act and deed and they have set their respective hands hereunder as of this 8th day of April, 1987.

/s/ Alfred P. West, Jr.
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Alfred P. West, Jr.


/s/ Edward W. Binshadler
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Edward W. Binshadler


/s/ R. F. Blanchard
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Richard F. Blanchard


/s/ W. M. Doran
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William M. Doran


/s/ F. W. Gooch
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F. Wendell Gooch